EXHIBIT 99.1

            Richard A. Lechleiter Joins S.Y. Bancorp Board

    LOUISVILLE, Ky.--(BUSINESS WIRE)--May 16, 2007--S.Y. Bancorp, Inc. (NASDAQ:SYBT), parent company of Stock Yards Bank & Trust Company, with offices in Louisville, southern Indiana and Indianapolis, today announced that Richard A. Lechleiter has been elected to the Company's Board of Directors.

    Lechleiter (age 49), a Certified Public Accountant, is Chief Financial Officer of Kindred Healthcare, Inc., a Fortune 500 healthcare services company, based in Louisville. Lechleiter joined Kindred's predecessor company in 1995 and, during his tenure with the company, has served in various financial capacities. Prior to joining Kindred, Lechleiter served in various financial officer capacities with Columbia/HCA Healthcare Corp., Galen Health Care, and Humana Inc.

    Commenting on the announcement, David Heintzman, Chairman and Chief Executive Officer, said, "With the retirement of Dr. Stanley A. Gall from our board earlier this year, we are pleased to be able to maintain the number of independent directors with the addition of Rich Lechleiter. Rich, who has considerable public company experience in the areas of finance and accounting, will join the board's Audit Committee. As a native of Louisville and with a strong connection to the city's business community, Rich shares our commitment to and enthusiasm for our home town. His financial background makes him a particularly valuable addition to the Board, and we look forward to his participation and his counsel about the future direction for S.Y. Bancorp."

    Lechleiter received his B.S.B.A in Accounting from Xavier
University in Cincinnati, Ohio, in 1979. He is a member of the Finance Committee for Louisville's Metro United Way and serves on the Board of Directors of the Catholic Education Foundation.

    S.Y. Bancorp, Inc., with $1.414 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904 in Louisville, Kentucky, and now has offices in metropolitan Louisville and Indianapolis. The Company's stock trades on NASDAQ under the symbol SYBT.

    This release contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company.

    CONTACT: S.Y. Bancorp, Inc.
             Nancy B. Davis, 502-625-9176
             Executive Vice President,
             Treasurer and Chief Financial Officer